                                                                 EXHIBIT 99.1(b)

               INSTRUCTIONS FOR USE OF BLUE RIVER BANCSHARES, INC.
                          SHAREHOLDER RIGHTS AGREEMENT

                   CONSULT THE COMPANY OR YOUR BANK OR BROKER
                               AS TO ANY QUESTIONS

         The following instructions relate to a rights offering (the "Rights Offering") by Blue River Bancshares, Inc. (the "Company"), to the holders of its common stock (the "Common Stock"), as described in the Company's prospectus dated ____________, 2003 (the "Prospectus"). Holders of record of shares of the Common Stock at the close of business on July 31, 2003 (the "Record Date") are receiving one (1) subscription right (collectively, the "Rights"), for every share of the Common Stock held by them on the Record Date. Each Right is exercisable, upon payment of $4.50 in cash per share (the "Subscription Price"), to purchase .4156 shares of the Common Stock, rounded down to the nearest whole number (the "Basic Subscription Privilege").

         In addition, subject to the limitations described in the Prospectus, each Rights holder who fully exercises the Basic Subscription Privilege also has the right to subscribe at the Subscription Price for additional shares of Common Stock (the "Over-Subscription Privilege"). Only the shares of Common Stock not subscribed for through the exercise of the Basic Subscription Privilege by the Expiration Date, as defined below, will be available for purchase pursuant to the Over-Subscription Privilege (the "Excess Shares").

         Nominee holders of Common Stock that hold, on the Record Date, shares for the account(s) of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date; provided such nominee holder makes a proper showing to the Company, as determined in the Company's sole and absolute discretion.

         The Rights will expire at 5:00 p.m., Eastern Standard time, on _____________________, 2003 (the "Expiration Date").

         You should calculate the number of Rights to which you are entitled in the manner set forth on the face of your Shareholder Rights Agreement. You should indicate your elections with regard to the exercise of your Rights by completing the appropriate form or forms on your Shareholder Rights Agreement and returning it to the subscription agent in the envelope provided. Your Shareholder Rights Agreement must be received by the subscription agent, including final clearance of any checks on or before 5:00 p.m., Eastern Standard time, on ___________________, 2003. You may not revoke any exercise of your Rights.

1.  SUBSCRIPTION PRIVILEGE

         To exercise Rights, complete the Shareholder Rights Agreement and deliver your properly completed and executed Shareholder Rights Agreement, together with payments in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Company.

         Payment of the Subscription Price must be made in U.S. dollars for the full number of shares of Common Stock being subscribed for by (a) check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to the order of Continental Stock Transfer & Trust Company, as agent for Blue River Bancshares, Inc., or (b) wire transfer of same day funds to the account maintained by the subscription agent for such purpose at the ________________, ABA No.; Further Credit ________________,
Account No. ________________; further credit Account No. ________________
(marked: Blue River Bancshares, Inc. -- Rights Offering). The Subscription Price will be deemed to have been received by the subscription agent only upon (i) the clearance of any uncertified check, (ii) the receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, (iii) receipt by the subscription agent of any funds transferred by wire transfer, or (iv) receipt of funds by the subscription agent through an alternative payment method approved by the Company.

         If paying by uncertified personal check, please note that the funds paid thereby may take five business days or more to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds. Banks, brokers, trusts, depositories or other nominee holders of the Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Company on a Nominee Holder Certification Form, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised, and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights on whose behalf such nominee holder is acting.

         The address and facsimile numbers of the subscription agent are as follows:

                  Continental Stock Transfer & Trust Company
                  17 Battery Place
                  New York, New York 10004
                  Telephone: (212) 509-4000, Ext. 536
                  Facsimile: (212) 616-7610

         Delivery of the Shareholders Rights Agreement to an address other than as set forth above or transmission via a facsimile machine other than as set forth above does not constitute a valid delivery.

         The telephone numbers of the Company, for inquiries, information or requests for additional documentation are as follows:

                  Lawrence T. Toombs, President of Blue River, at:
                  Blue River Bancshares, Inc.
                  29 East Washington Street
                  P.O. Box 927
                  Shelbyville, Indiana 46176
                  Telephone:(317) 398-9721
                  Facsimile: (317) 392-6208

         If you have not indicated the number of Rights being exercised, or if you have not forwarded full payment of the Subscription Price for the number of Rights that you have indicated are being exercised, you will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of whole Rights which may be exercised for the Subscription Price payment transmitted or delivered by you, and to the extent that the Subscription Price payment transmitted or delivered by you exceeds the product of the Subscription Price multiplied by the number of Rights evidenced by the Shareholders Rights Agreement(s) transmitted or delivered by you (such excess being the "Subscription Excess"), you will be deemed to have exercised your Over-Subscription Privilege to purchase, to the extent available, that number of whole shares of the Common Stock equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price, subject to the limit on the number of shares a Rights holder may purchase pursuant to the Over- Subscription Privilege.

2.  CONDITIONS TO COMPLETION OF THE RIGHTS OFFERING

         There are no conditions to the completion of the Rights Offering. However, the board of directors of the Company may withdraw the Rights Offering in its sole discretion at any time prior to or on ___________________, 2003 for any reason (including, without limitation, a change in the market price of the Company's common stock). If the board of directors of the Company withdraws the Rights Offering, any funds you paid will be promptly refunded, without interest or penalty.

3.  DELIVERY OF COMMON STOCK

         The following deliveries and payments will be made to the address shown on the face of your Shareholders Rights Agreement unless you provide instructions to the contrary on the Shareholders Rights Agreement.

         (a) Basic Subscription Privilege. As soon as practicable after the valid exercise of the Rights, the Company will mail to each exercising Rights holder certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Privilege.

         (b) Over-Subscription Privilege. As soon as practicable after the Expiration Date, the Company will mail to each Rights holder who validly exercises the Over-Subscription Privilege the number of shares of Common Stock allocated to such Rights holder pursuant to the Over-Subscription Privilege.

         (c) Cash Payments. As soon as practicable after the Expiration Date, the Company will mail to each Rights holder who exercises the Over-Subscription Privilege any excess funds, without interest, received in payment of the Subscription Price for each share of the Common Stock that is subscribed for by, but not allocated to, such Rights holder pursuant to the Over-Subscription Privilege.

4.  EXECUTION

         (a) Execution by Registered Holder(s). The signature on the Shareholder Rights Agreement must correspond with the name of the registered holder exactly as it appears on the Shareholders Rights Agreement without any alteration or change whatsoever. If the Shareholder Rights Agreement is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Shareholder Rights Agreement in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Company satisfactory evidence of their authority to so act.

         (b) Execution by Person Other than Registered Holder. If the Shareholder Rights Agreement is executed by a person other than the holder named on the face of the Shareholder Rights Agreement, proper evidence of authority of the person executing the Shareholder Rights Agreement must accompany the same unless, for good cause, the Company dispenses with proof of authority.

         (c) Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you wish to specify special delivery instructions pursuant to the Shareholder Rights Agreement.

5.  METHOD OF DELIVERY

         The method of delivery of Shareholder Rights Agreements and payment of the Subscription Price to the subscription agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and the clearance of any checks sent in payment of the Subscription Price prior to the Expiration Date.

6.  SUBSTITUTE FORM W-9

         Each Rights holder who elects to exercise Rights through the Company should provide the Company with a correct Taxpayer Identification Number ("TIN") and, where applicable, certification of such Rights holder's exemption from backup withholding on Substitute Form W-9. Each foreign Rights holder who elects to exercise the Rights through the Company should provide the Company with certification of foreign status on Form W-8BEN. Copies of Form W-8BEN and additional copies of Substitute Form W-9 may be obtained upon request from the subscription agent at the address, or by calling the telephone number indicated above. Failure to provide the information on the form may subject such holder to 28% federal income tax withholding with respect to dividends that may be paid by the Company on shares of Common Stock purchased upon the exercise of Rights (for those holders exercising Rights).